Exhibit 23.1

SAM S. FERLITA, C.P.A. VINCENT E. WALSH, C.P.A. FROMENT JOHN GONZALEZ, III, C.P.A. DON F. RODRIGUEZ, C.P.A.	MEMBERS: AMERICAN INSTITUTE OF C.P.A.’S S.E.C. AND PRIVATE COMPANIES PRACTICE SECTIONS FLORIDA INSTITUTE OF C.P.A.’S

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3, SEC File No 333-140166 and on Form S-8, SEC File Nos. 333-50325, 333-76038, 333-50343 and 333-134631 of our reports dated February 6, 2009, relating to the financial statements of Odyssey Marine Exploration, Inc. and Subsidiaries, and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Odyssey Marine Exploration, Inc. and Subsidiaries for the year ended December 31, 2008.

Ferlita, Walsh & Gonzalez, P.A.

3302 Azeele Street

Tampa, Florida 33609

March 11, 2009

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477